Exhibit 99.1

[Concentra Logo]

Contacts:	Daniel J. Thomas Chief Executive Officer (972) 364-8111	Thomas E. Kiraly Executive Vice President and Chief Financial Officer (972) 364-8217

CONCENTRA OPERATING CORPORATION REPORTS SECOND QUARTER RESULTS

ADDISON, Texas, July 23, 2003 – Concentra Operating Corporation (“Concentra”) today announced results for the second quarter ended June 30, 2003. The Company reported consolidated Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) of $40,722,000 for the quarter as compared to $35,804,000 for the same period in the prior year. Concentra computes Adjusted EBITDA in the manner prescribed by its bond indentures. A reconciliation of Adjusted EBITDA to net income is provided within this press release.

Revenue for the second quarter grew to $260,277,000 as compared to $254,159,000 for the second quarter of 2002. Operating income increased by 18.5% to $28,981,000 from $24,460,000 in the year-earlier period. Net income for the quarter grew to $12,651,000 as compared to $677,000 for the same quarter in 2002.

Concentra reported year-to-date revenue of $512,428,000 as compared to $494,160,000 for the same period during 2002. Operating income grew by 24.6% to $51,753,000 from $41,541,000 for the first six months of 2002. Net income for the first half of the year increased to $20,084,000 as compared to $3,633,000 during the first half of 2002. For the year-to-date, Adjusted EBITDA was $74,887,000 as compared to $64,271,000 in the same period in 2002. The prior year’s results included first quarter adjustments related primarily to a change in the Company’s estimate of accounts receivable reserves and to a lesser extent an adjustment for certain employee benefits, both of which decreased revenue by $5,389,000 and net income and Adjusted EBITDA by $3,239,000.

“With this third consecutive quarter of strong results, I believe we are clearly demonstrating that Concentra has re-established its ability to produce earnings growth,” said Daniel Thomas, Concentra’s Chief Executive Officer. “Despite the lingering effects of a weak employment market, we have achieved growth in our revenue and operating income through significant new business in our Network Services segment, pricing increases in our Health Services segment, and the benefits of a lower cost structure.

“As compared to our other segments, Network Services has demonstrated the highest underlying rate of revenue and earnings growth,” he continued. “These positive trends relate directly to new business from first-time and existing customers in our group health and workers’ compensation service lines. Our Health Services segment has provided the second key area of our success during 2003. Despite continuing weaknesses in the nationwide employment and workers’ compensation injury environment, and its effects on our same-center visit growth, we continued to achieve respectable revenue and earnings growth. This was due primarily to the benefit of increases in certain state fee schedules for injury-related services and increases in our ancillary and on-site services revenue. Finally, despite continuing revenue growth pressures, we produced increased earnings in our Care Management Services segment primarily through proactive cost reductions.

-more-

Concentra Announces Second Quarter Results

July 23, 2003

“With these types of successes in a difficult economic environment, we are increasingly confident of our ability to continue to perform in the quarters ahead. As with many other businesses in the United States, we know that we would directly benefit from a full recovery in the economy to its more traditional rates of job growth. However, as our financial results suggest, we believe that the difficult economic pressures of the last two years have made us wiser and stronger. When it comes to success, we’re not waiting for the nation’s economy to help us,” Thomas concluded.

The Company also reported that as of June 30, 2003, it had no borrowings outstanding on its $100,000,000 revolving credit facility, had cash and investment balances of $35,979,000, and that its days sales outstanding (“DSO”) was 61 days. The Company’s DSO reflected a one-day improvement from its March 31, 2003 DSO level of 62 days and a three-day improvement from the DSO level of 64 days reported for the second quarter of 2002. For the year to date, Concentra has achieved $36,907,000 in cash provided by operating activities as compared to $7,980,000 for the first six months of the prior year. The Company had cash flows provided by operating activities of $82,958,000 for the 12 months ending June 30, 2003.

Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.

A public, listen-only simulcast of Concentra’s second quarter conference call will begin at 9:00 a.m. Eastern Daylight Time Thursday (July 24, 2003) and may be accessed via the Company’s web site, www.concentra.com. Investors are requested to access the call at least 15 minutes before the scheduled start time in order to complete a brief registration. An online replay will be available shortly after the conclusion of the live broadcast using the same link and will continue through August 24, 2003.

This press release and its incorporated schedules contain certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, completion of its planned re-financing transactions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-more-

Concentra Announces Second Quarter Results

July 23, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUE:
Health Services	$126,435	$123,429	$244,956	$226,726
Network Services	61,781	56,260	123,511	113,489
Care Management Services	72,061	74,470	143,961	153,945

Total revenue	260,277	254,159	512,428	494,160

COST OF SERVICES:
Health Services	100,977	99,545	202,350	198,112
Network Services	36,264	35,437	71,031	68,988
Care Management Services	63,572	66,659	127,238	134,031

Total cost of services	200,813	201,641	400,619	401,131

Total gross profit	59,464	52,518	111,809	93,029
General and administrative expenses	29,516	27,127	58,054	49,625
Amortization of intangibles	967	931	2,002	1,863

Operating income	28,981	24,460	51,753	41,541
Interest expense, net	14,610	16,614	29,154	33,048
(Gain) loss on fair value of hedging arrangements	(2,226)	6,374	(4,413)	1,184
Other, net	736	(623)	1,383	(1,311)

Income before income taxes	15,861	2,095	25,629	8,620
Provision for income taxes	3,210	1,418	5,545	4,987

Net income	$12,651	$677	$20,084	$3,633

-more-

Concentra Announces Second Quarter Results

July 23, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,979	$19,002
Accounts receivable, net	175,173	167,561
Prepaid expenses and other current assets	44,669	39,407

Total current assets	255,821	225,970

PROPERTY AND EQUIPMENT, NET	128,585	134,981

GOODWILL AND OTHER INTANGIBLE ASSETS, NET	487,518	486,231

OTHER ASSETS	44,032	41,456

	$915,956	$888,638

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Revolving credit facility	$—	$—
Current portion of long-term debt	5,065	3,825
Accounts payable and accrued expenses	111,025	108,513

Total current liabilities	116,090	112,338

LONG-TERM DEBT, NET	474,202	476,001

DEFERRED INCOME TAXES AND OTHER LIABILITIES	95,267	90,056

FAIR VALUE OF HEDGING ARRANGEMENTS	29,059	33,472

STOCKHOLDER’S EQUITY	201,338	176,771

	$915,956	$888,638

-more-

Concentra Announces Second Quarter Results

July 23, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2003	2002
OPERATING ACTIVITIES:
Net income	$20,084	$3,633
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	22,895	20,678
Amortization of intangibles	2,002	1,863
Write-off of fixed assets	(33)	83
(Gain) loss on change in fair value of hedging arrangements	(4,413)	1,184
Changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable, net	(7,290)	1,781
Prepaid expenses and other assets	(7,799)	(6,013)
Accounts payable and accrued expenses	11,461	(15,229)

Net cash provided by operating activities	36,907	7,980

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(3,735)	(2,810)
Proceeds from the licensing of internally-developed software	—	515
Purchases of property, equipment and other assets	(14,379)	(17,098)

Net cash used in investing activities	(18,114)	(19,393)

FINANCING ACTIVITIES:
Borrowings (payments) under the revolving credit facility	—	(6,000)
Payment of deferred financing costs	—	(1,135)
Proceeds from the issuance of debt	1,500	2,500
Repayments of debt	(3,458)	(1,190)
Proceeds from the issuance of common stock to parent	—	53,274
Contribution from the issuance of common stock by parent	242	162
Other	(100)	(43)

Net cash (used in) provided by financing activities	(1,816)	47,568

NET INCREASE IN CASH	16,977	36,155
CASH, BEGINNING OF PERIOD	19,002	8,950

CASH, END OF PERIOD	$35,979	$45,105

-more-

Concentra Announces Second Quarter Results

July 23, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income	$12,651	$677	$20,084	$3,633

Provision for income taxes	3,210	1,418	5,545	4,987
Interest expense, net	14,610	16,614	29,154	33,048
Depreciation expense	11,701	10,368	22,895	20,678
Amortization of intangibles	967	931	2,002	1,863

EBITDA	43,139	30,008	79,680	64,209

(Gain) loss on fair value of hedging arrangements	(2,226)	6,374	(4,413)	1,184
Minority share of depreciation, amortization and interest	(191)	(578)	(380)	(1,122)

Adjusted EBITDA	$40,722	$35,804	$74,887	$64,271

Computations of Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) have been provided in this press release due to the use of this measure by the holders of the Company’s 13% Senior Subordinated Notes, and other lenders, for purposes of determining the Company’s performance in light of its debt covenant requirements, which are stated in the Company’s debt agreements as measures that relate to Adjusted EBITDA. Adjusted EBITDA is disclosed because compliance with the liquidity covenants included in these agreements is considered material to the Company. The Company’s computations of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in its computations as compared to that of others. The Company’s measure of Adjusted EBITDA has been made in a manner consistent with the requirements of the indenture that relates to its 13% Senior Subordinated Notes. Adjusted EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, and it also excludes the effects of interest expense, depreciation expense, amortization expense, taxes and other items that are included when determining a company’s net income. As such, the Company would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes above.

-more-

Concentra Announces Second Quarter Results

July 23, 2003

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Supplemental Information

We use certain operating metrics to measure aspects of our operations. Additionally, from time to time, we provide estimates of our possible future financial performance. Our disclosure to you of this information is conditioned in its entirety by the provisions, risk factors and cautionary statements provided for you in the main text of this press release. It is being provided solely to ensure full and fair disclosure to investors in the Company’s existing debt instruments and for no other purpose.

Operating Metrics and Information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Health centers at period end	247	243	247	243
Total visits to health centers	1,328,366	1,354,178	2,549,741	2,557,658

Same-center performance [a]:
Injury-related visits %	49.7%	49.2%	50.3%	50.1%
Visits per business day growth	(2.2%)	(2.1%)	(0.9%)	(4.1%)
Revenue per visit growth	2.6%	(0.1%)	3.5%	0.6%
Revenue per business day growth	0.3%	(2.2%)	2.6%	(3.5%)
Revenue (in thousands) [b]	$111,812	$111,441	$217,855	$212,332

Current 2003 performance guidance:

(Subject to immediate change and no public update or notice)

Revenue:	Roughly 5% over the prior year.
Adjusted EBITDA [c]:	Mid-$140 million range.
Operating Cash Flow [d]:	$75 to $85 million.
Capital Expenditures:	$35 to $40 million.

Notes:

[a]	Our same-center comparisons represent all centers that Health Services has operated for the previous two full years and includes the effects of any centers acquired and subsequently consolidated into existing centers.
[b]	Excludes ancillary services, on-site services and centers acquired within the previous two full years.
[c]	Please refer to the discussion on Page 6 of this press release concerning the Company’s computation and use of Adjusted EBITDA.
[d]	Excludes any effects associated with the cancellation of the Company’s hedge agreements, or other costs, associated with the refinancing transactions currently being undertaken by the Company.

-END-